Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 8, 2015

Cellcom Israel Ltd.

10 Hagavish Street

Netanya 42140, Israel

Dear Ladies and Gentlemen:

We are acting as United States counsel to Cellcom Israel Ltd., a company incorporated in Israel (the “Company”), in connection with the preparation of the registration statement on Form F-3 (the “ Registration Statement”) with respect to the Company’s public offering of its ordinary shares (the “New Shares”) through an offering of subscription rights (the “Rights”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of the receipt, exercise and disposition of the Rights and of owning and disposing of New Shares to U.S. Holders is set forth in full under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Registration Statement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation—Material U.S. Federal Income Tax Considerations” included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP